EXHIBIT 12(B)-1


  EASTERN GROUP PLC AND SUBSIDIARIES
  (PREDECESSOR COMPANY)
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
  (US GAAP BASIS)
  (L MILLION, EXCEPT RATIOS)
                                                         PERIOD       PERIOD
                                                          FROM         FROM
                                                         APRIL 1,     JANUARY
                                                           1998       1, 1998
                               YEAR ENDED  YEAR ENDED    THROUGH      THROUGH
                                MARCH 31,   MARCH 31,     MAY 18,     MAY 18,
                                  1997        1998         1998        1998
                               ----------  ----------  -----------  ----------

  EARNINGS:
   Net income/(loss)               (90)        (38)        (21)         16
   Add: Minority income              1           0           0           0
        Income tax expense         304         189          (5)         35
        Fixed charges (see
         detail below)             140         204          28          79
   Less: Interest
          capitalized              (11)          0           0           0
                               -------     -------     -------     -------

     Total earnings                344         355           2         130
                               -------     -------     -------     -------

  FIXED CHARGES:
   Interest expense                128         202          28          76
   Add: Interest
         capitalized                11           0           0           0
        Rentals
         representative
         of the interest
         factor                      1           2           0           3
                               -------     -------     -------     -------

     Total fixed charges           140         204          28          79
                               -------     -------     -------     -------

  RATIO OF EARNINGS TO             2.5         1.7         0.1(a)      1.6
  FIXED CHARGES                =======     =======     =======     =======


  (a) For the period from April 1, 1998 through May 18, 1998, fixed charges exceeded earnings by L26 million.